EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

The undersigned, desiring to amend the Restated Certificate of Incorporation of North American Technologies Group, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 242 of the Delaware General Corporation law,

DOES HEREBY CERTIFY:

FIRST: The Board of Directors of the Corporation, by majority approval at a meeting of the directors evidenced by board resolutions and approval of the requisite vote of stockholders, has duly adopted the following resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation:

RESOLVED, that Article IX, paragraph (c) of the Restated Certificate of Incorporation of the Corporation, as amended to date, be deleted in its entirety and that the following paragraph be substituted therefore:

“(c) Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over common stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office, with or without cause, and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.”

SECOND: That the aforesaid amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

THIRD: That this amendment shall become effective immediately upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Henry W. Sullivan, its Chief Executive Officer, as of the 25th day of July, 2003.

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

By:	/s/ Henry W. Sullivan

Henry W. Sullivan Chief Executive Officer